Exhibit 10.2

Pay to Lead

RETENTION AGREEMENT

Name:

Employee Number:

As you know, it was announced on February 7, 2019 that SunTrust and BB&T will merge (the “Merger”).

SunTrust is implementing a retention program to ensure that we build a premier financial institution. You are a valued employee and SunTrust and BB&T believe your service with the merged company (the “Combined Company”) is essential to our success. Recognizing the talents and experience you bring to the Combined Company, we are pleased to offer you participation in the retention program, as described below.

Retention Award Terms

Under the retention program, you will be eligible to receive the Retention Award at the end of the Retention Period as follows:

•

“Retention Award” means an award of restricted stock units (“RSUs”), with a grant date fair value equal to $[●] (with the actual number of shares of SunTrust common stock subject to such RSU awards to be determined based on the closing price of SunTrust common stock on the date of grant, which is expected to occur on April 23, 2019). The RSUs will be subject to adjustment on the closing of the Merger to reflect the transaction on the same basis as other SunTrust time-vested restricted stock unit awards. The Retention Award will be subject to all applicable taxes.

•	“Retention Period” means the period from April 23, 2019 through October 1, 2022.

Eligibility Requirements and Conditions for Retention Award

To be eligible to receive the Retention Award:

•	You must remain employed with the Combined Company through the end of the Retention Period.

•

You must sign this Agreement, the accompanying Executive Severance Plan letter agreement and the Pay to Integrate/Produce Retention Agreement by [●] and the Pay to Lead RSU award agreement as soon as practicable following the date of grant, and you must abide by their terms.

•

You must sign the attached Arbitration Agreement by [●], although nothing contained in the Arbitration Agreement shall interfere with the claims procedures provided under any plans containing such provisions or required by applicable law.

To receive the Retention Award, you must remain employed with the Combined Company through October 1, 2022. If you terminate for any reason prior to October 1, 2022, the Retention Award will be forfeited in its entirety, notwithstanding anything to the contrary in the SunTrust incentive plan under which such award is granted or any severance plan in which you are eligible to participate. If your employment is terminated during the Retention Period, you will be eligible for severance pursuant to the terms and conditions of the severance plan applicable to you as of your date of termination. For this purpose, the Change in Control termination benefits under Article V of the SunTrust Executive Severance Pay Plan (the “Executive Severance Plan”) will apply if you experience a “Change in Control Termination” (as defined in the Executive Severance Plan) within two (2) years following the date of the closing of the Merger.

Additional terms and conditions relevant to the Retention Award are set forth in the forthcoming RSU Agreement and are considered part of this letter.

Questions

If you have questions or concerns about the terms of the Retention Award, please contact [●] at [●].

We thank you again for your service and look forward to your continued contributions to SunTrust’s and the Combined Company’s success.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the day and year first above written.

SunTrust Banks, Inc.	Employee

Signature	Signature

Bill Rogers Printed Name	Printed Name

Chairman and CEO Title	Date

Date